Execution Version

ASSET PURCHASE AND SALE AGREEMENT

BY AND BETWEEN

SAMSON OIL AND GAS USA MONTANA, INC.

AND FORT PECK ENERGY COMPANY, LLC

(Sellers)

AND

SAMSON OIL AND GAS USA, INC.

(Guarantor)

AND

TAURUS ENERGY, LLC

(Buyer)

DATED AS OF JUNE 21, 2013

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SCHEDULES:

Schedule 3.1(e)	Samson Lawsuits and Claims

Schedule 3.1(j)	Samson Contracts

Schedule 3.1(k)	Samson Consents

Schedule 3.1(l)	Samson Preferential Rights

Schedule 3.1(m)	Samson AMI; Farmout; JOA; Tax Partnership

Schedule 3.1(n)	Samson Non-Competition

Schedule 3.1(o)	Samson Lease Status

Schedule 3.2(e)	FPEC Lawsuits and Claims

Schedule 3.2(j)	FPEC Contracts

Schedule 3.2(k)	FPEC Consents

Schedule 3.2(l)	FPEC Preferential Rights

Schedule 3.2(m)	FPEC AMI; Farmout; JOA; Tax Partnership

Schedule 3.2(n)	FPEC Non-Competition

Schedule 3.2(o)	FPEC Lease Status

Schedule 3.2(p)	FPEC Advance Payments

EXHIBITS:

Exhibit A-1	Joint Leases

Exhibit A-2	Samson Leases

Exhibit A-3	Excluded Assets

Exhibit B	Wells

Exhibit C	Form of Assignment

Exhibit D-1	Joint Contracts

Exhibit D-2	Samson Contracts

Exhibit E	Well Equipment

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INDEX OF DEFINED TERMS

accredited investor	15	Losses	30
Additional Remediation Amount	22	Marketable Title	6
Agreement	1	Material Adverse Effect	9
Allocated Value	4	Net Acre Prices	4
Asset	3	Net Acres	4
Assets	3	NRI	6
Assignment	18	Operating Expenses	1
Assumed Liabilities	23	Outstanding Title Defect	8
Buyer	1	Overrun Estimate	21
Buyer Basket	31	Parties	1
Buyer Indemnified Parties	29	Party	1
Casualty Defect	9	Permitted Encumbrances	7
Closing	16	person	27
Closing Date	16	Production Taxes	24
Code	24	Records	2
Cure Period	8	Remediation Date	22
Defect Notice Date	6	Remediation Holdback	21
Defect Value	7	Retained Liabilities	23
Due Diligence Materials	29	Rule	10
Effective Date	1	Samson	1
Environmental Conditions	21	Samson Assets	2
Environmental Estimate	21	Samson Closing Amount	5
Excluded Assets	3	Samson Contracts	11
Execution Date	1	Samson Default	20
Final Remediation Cost	22	Samson Deposit	5
FPEC	1	Samson Hydrocarbons	3
FPEC Closing Amount	6	Samson Lands	2
FPEC Contracts	13	Samson Leases	2
FPEC Deposit	5	Samson Parent	1
Governmental Authority	11	Samson Purchase Price	4
Hydrocarbons	3	Samson Records	3
Interim Period	15	Samson Surface Agreements	3
Joint Assets	2	Securities Laws	15
Joint Hydrocarbons	2	Seller Indemnified Parties	30
Joint Lands	2	Sellers	1
Joint Leases	2	Settlement Statement	5
Joint Purchase Price	4	Surface Agreements	2
Knowledge with respect to FPEC	12	Title Defect	7
Knowledge with respect to Samson	9	Title Defect Notice	8
Lands	3	Title Disputed Matters	9
Lease	3	Wells	3
Leases	3

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Execution Version

ASSET PURCHASE AND SALE AGREEMENT

This Asset Purchase and Sale Agreement (“Agreement”), dated this 21st day of June, 2013 (the “Execution Date”), is by and between SAMSON OIL AND GAS USA MONTANA, INC., a Colorado corporation (“Samson”), SAMSON OIL AND GAS USA, INC., a Colorado corporation (“Samson Parent”), FORT PECK ENERGY COMPANY, LLC, a Delaware limited liability company (“FPEC”), and TAURUS ENERGY, LLC, a Montana limited liability company (“Buyer”). Samson and FPEC are collectively referred to herein as “Sellers” and individually as a “Seller.” Sellers and Buyer are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

WITNESSETH

WHEREAS, Sellers jointly own certain oil and gas leases covering lands in Roosevelt and Richland Counties, Montana, and associated assets as more fully described in Section 1.3;

WHEREAS, Samson individually owns certain oil and gas leases and associated assets as more fully described in Section 1.4; and

WHEREAS, Sellers desire to sell to Buyer, and Buyer desires to purchase from Sellers, all of each Seller’s interest in such jointly owned leases and associated assets, together with such leases and assets owned individually by Samson, upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, for and in consideration of the mutual covenants herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

article 1
AGREEMENT FOR PURCHASE AND SALE OF ASSETS

1.1           Agreement for Purchase and Sale of Assets. Subject to the terms and conditions of this Agreement and the reservations and exceptions set forth herein, Buyer agrees to purchase from Sellers, and Sellers agree to sell, assign and deliver to Buyer, all of Sellers’ right, title and interest in and to the Assets for the consideration set forth in Section 1.6.

1.2           Effective Time. The purchase and sale of the Assets shall be effective as of 7:00 a.m. (MDT) on July 1, 2013, (the “Effective Date”); provided, if Closing occurs on or before June 30, 2013, the “Effective Date” shall be 7:00 a.m. (MDT) on June 1, 2013. Except as expressly provided in Section 6.1 or otherwise in this Agreement, each Seller shall remain entitled to all of the rights of ownership (including the right to all production, proceeds of production and other proceeds) and shall remain responsible for all operating expenses and capital expenditures (including all lease bonus payments, fees, rentals, royalties or production payments attributable to the Joint Assets) incurred in the ownership and operation of its portion of the Joint Assets (“Operating Expenses”), in each case attributable to the Joint Assets for the period of time prior to the Effective Date. Except as expressly provided otherwise in this Agreement, and subject to the occurrence of the Closing, Buyer shall be entitled to all of the rights of ownership (including the right to all production, proceeds of production, and other proceeds), and shall be responsible for all Operating Expenses, in each case attributable to the Joint Assets beginning with the Effective Date and thereafter.

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1.3           Joint Assets. “Joint Assets” shall mean all of each Seller’s undivided right, title and interest in and to the following, but reserving unto each respective Seller the Excluded Assets:

(a)                The oil and gas leases (including all leasehold estates, mineral interests, royalty interests, overriding royalty interests, net profits interests, or similar interests) specifically described in Exhibit A-1 (the “Joint Leases”) and the lands covered thereby or pooled or unitized therewith (the “Joint Lands”);

(b)                     The oil, gas, casinghead gas, coalbed methane, condensate and other gaseous and liquid hydrocarbons or any combination thereof that may be produced and saved under the Joint Leases or lands pooled or unitized therewith (“Joint Hydrocarbons”);

(c)                The unitization, pooling and communitization agreements, declarations, orders, and the units created thereby relating to the Joint Leases and to the production of Hydrocarbons;

(d)               All surface leases, permits, rights-of-way, licenses, easements and other surface use or access agreements pertaining to the Joint Leases and Joint Lands, or used in connection with the production, gathering, treatment, processing, storing, sale or disposal of Hydrocarbons (the “Surface Agreements”);

(e)                The contracts, including the Surface Agreements, described on Exhibit D-1; and

(f)                To the extent transferable and in Sellers’ possession, all files, records and data relating to the items described in Sections 1.3(a) through (e) above, including without limitation, (i) lease records, well records, division order records, title records (including broker runsheets and ownership reports, lessor and/or landowner contact information abstracts of title, title opinions and memoranda, and title curative documents), correspondence and maps, and (ii) engineering records, geological and geophysical data (including seismic data), electronic data files, technical evaluations and interpretive data, monthly production records, electric logs, core data, pressure data, decline curves, graphical production curves, reserve reports, appraisals and accounting records (the “Records”). Records shall not include Sellers’ internal memoranda, notes and correspondence.

1.4           Samson Assets. “Samson Assets” shall mean all of Samson’s right, title and interest in and to the following, but reserving unto Samson the Excluded Assets:

(a)                The oil and gas leases (including all leasehold estates, mineral interests, royalty interests, overriding royalty interests, net profits interests, or similar interests) specifically described in Exhibit A-2 (the “Samson Leases”) and the lands covered thereby or pooled or unitized therewith (the “Samson Lands”);

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(b)               The oil and gas wells described on Exhibit B, including all rights-of-way related thereto (the “Wells s "”), and including all of the personal property, equipment, fixtures and improvements used in connection therewith as described on Exhibit E;

(c)                The oil, gas, casinghead gas, coalbed methane, condensate and other gaseous and liquid hydrocarbons or any combination thereof that may be produced and saved under the Samson Leases or lands pooled or unitized therewith (the “Samson Hydrocarbons”);

(d)               The unitization, pooling and communitization agreements, declarations, orders, and the units created thereby relating to the Samson Leases and to the production of Samson Hydrocarbons;

(e)                All surface leases, permits, rights-of-way, licenses, easements and other surface use or access agreements pertaining to the Leases and Lands, or used in connection with the production, gathering, treatment, processing, storing, sale or disposal of Samson Hydrocarbons (the “Samson Surface Agreements”);

(f)                The contracts, including the Samson Surface Agreements, described on Exhibit D-2; and

(g)               To the extent transferable and in Samson’s possession, all files, records and data relating to the items described in Sections 1.4(a) through (f) above, including without limitation, (i) well records, division order records, title records (including broker runsheets and ownership reports, lessor and/or landowner contact information abstracts of title, title opinions and memoranda, and title curative documents), correspondence and maps, and (ii) engineering records, geological and geophysical data (including seismic data), electronic data files, technical evaluations and interpretive data, monthly production records, electric logs, core data, pressure data, decline curves, graphical production curves, reserve reports, appraisals and accounting records (the “Samson Records”). Samson Records shall not include Samson’s internal memoranda, notes and correspondence.

The Joint Assets and the Samson Assets are sometimes referred to collectively herein as the “Assets” and individually as an “Asset.” The Joint Leases and the Samson Leases are sometimes referred to collectively herein as the “Leases” and individually as a “Lease.” The Joint Lands and the Samson Lands are sometimes referred to individually herein as the “Lands.” The Joint Hydrocarbons and the Samson Hydrocarbons are sometimes referred to individually herein as the “Hydrocarbons.”

1.5           Excluded Assets. Each Seller hereby expressly reserves and excepts unto such Seller all right, title and interest in and to the following (the “Excluded Assets”):

(a)                all of Seller’s corporate minute books, financial records and other business records that relate to Seller’s business generally;

(b)               all such Seller’s interest in any trade credits, accounts receivable, notes receivable, take or pay amounts receivable, and all other proceeds, income or revenues attributable to the Joint Assets with respect to any period of time prior to the Effective Date;

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(c)                all such Seller’s interest in any claims and causes of action of such Seller arising under or with respect to any contracts that are attributable to periods of time prior to the Effective Date (including claims for adjustments or refunds);

(d)               any refunds due to Seller by a third party for any over payment of lease bonus payments, fees, rentals, royalties or production payments attributable to the Joint Assets with respect to any period of time prior to the Effective Date;

(e)                all claims and rights of Seller for refunds of or loss carry forwards with respect to (i) income or franchise taxes, or (ii) any taxes attributable to the items described in Section 1.3(a) through (e);

(f)                all assets, property, or other interests set forth on Exhibit A-3; and

(g)               all assets, property, or other interests of Seller not otherwise specifically identified in Section 1.3 and Section 1.4.

1.6           Purchase Price for Assets.

(a)                Joint Assets. The purchase price for the Joint Assets shall be EIGHTEEN MILLION SEVEN HUNDRED FIFTY THOUSAND DOLLARS ($18,750,000) (the “Joint Purchase Price”), subject to adjustment pursuant to Section 1.6(d) below. The Joint Purchase Price shall be paid at Closing by wire transfer of immediately available funds to Sellers as follows:

Samson:	$12,500,000
FPEC:	$6,250,000

The Joint Purchase Price is allocated among the Joint Leases on the basis of $417 per Net Acre (the “Net Acre Price”). The “Allocated Value” of each Joint Lease shall be the number of Net Acres covered by the Joint Lease, multiplied by the Net Acre Price. For purposes of this Agreement, “Net Acres” shall mean with respect to a Lease (i) the undivided interest of the respective Seller in the leasehold estate created by the applicable Lease multiplied by (ii) the number of acres covered by the Lease multiplied by (iii) the lessor’s percentage interest in the oil and gas mineral estate in the Lands covered by the Lease.

(b)               Samson Assets. The purchase price for the Wells shall be FIVE HUNDRED THOUSAND DOLLARS ($500,000), and the purchase price for the Samson Leases shall be FIVE HUNDRED THIRTY THREE THOUSAND SEVEN HUNDRED SIXTY DOLLARS ($533,760.00) (collectively the “Samson Purchase Price”), subject to adjustment pursuant to Section 1.6(d) below. The Samson Purchase Price shall be paid to Samson at Closing by wire transfer of immediately available funds. The portion of the Samson Purchase Price attributable to the Samson Leases is allocated among the Samson Leases on the basis of the Net Acre Price. The Allocated Value of each Samson Lease shall be the number of Net Acres covered by the Samson Lease, multiplied by the Net Acre Price.

(c)                Deposit. Concurrently with the execution of this Agreement, Buyer shall pay (i) to Samson Parent an earnest money deposit in an amount equal to ONE HUNDRED THOUSAND DOLLARS ($100,000) (the “Samson Deposit”), and (ii) to FPEC an earnest money deposit in an amount equal to FIFTY THOUSAND DOLLARS ($50,000) (the “FPEC Deposit”). Each of the Samson Deposit and the FPEC Deposit shall be non-interest bearing and applied against the Samson Closing Amount and the FPEC Closing Amount, respectively, if Closing occurs or shall be otherwise distributed in accordance with the terms of this Agreement.

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(d)               Adjustments to the Purchase Price. The Joint Purchase Price and the Samson Purchase Price to be paid by Buyer at Closing shall be adjusted, without duplication, as follows:

(i)                 adjusted downward by (A) the sum of all Defect Values attributable to any Outstanding Title Defects, in accordance with Sections 2.8(a) or Section 2.8(c), as applicable, and (B) the Allocated Value of any Lease affected by a Title Defect and excluded from the transaction pursuant to Section 2.5(b), Section 2.5(d) or Section 2.8(c);

(ii)               adjusted downward by the Allocated Value of any Leases affected by an unresolved Title Disputed Matter pursuant to Section 2.9;

(iii)             adjusted upward, on a lease-by-lease basis by an amount equal to $417 per Net Acre in excess of the Net Acres for such Lease as set forth on Exhibit A-1 or Exhibit A-2, as applicable; and

(iv)             adjusted upward or downward by any other amount mutually agreed upon by Sellers and Buyer.

At Closing, the Joint Purchase Price and the Samson Purchase Price shall be adjusted according to this Section 1.6(d). All such adjustments shall be set forth on a settlement statement (the “Settlement Statement Settlement Statement "”), which Samson shall prepare and provide to Buyer, along with supporting schedules and workpapers on which the calculation is based, at least three (3) business days before Closing. If Buyer has disagreements regarding the calculation of the Settlement Statement, Buyer may contact Sellers at least one (1) business day prior to Closing, and in such case Sellers and Buyer shall in good faith attempt to resolve any disagreements related thereto. Adjustments to the Joint Purchase Price as set forth on Settlement Statement shall be approved by Buyer and Sellers on or before Closing. Adjustments to the Samson Purchase Price as set forth on Settlement Statement shall be approved by Buyer and Samson on or before Closing. If the parties are unable to reach agreement regarding the calculation of the Settlement Statement, then Buyer shall pay the undisputed portion of the Joint Purchase Price and Samson Purchase Price at Closing, and the Sellers shall have the right within thirty (30) days after Closing to submit the dispute for resolution by arbitration pursuant to Section 9.9. If the Sellers fail to submit the matter to arbitration within such thirty (30) day period, Sellers shall be deemed to have accepted Buyer’s payments of the Joint Purchase Price and Samson Purchase Price as payments in full, and Buyer shall have no further liability with respect to such payment obligations. The portion of the Joint Purchase Price payable to Samson and the Samson Purchase Price, as so adjusted, shall be paid at Closing by Buyer to Samson in accordance with Section 5.3(a) and is referred to herein as the “Samson Closing Amount.” The portion of the Joint Purchase Price payable to FPEC, as so adjusted, shall be paid at Closing by Buyer to FPEC in accordance with Section 5.3(a) and is referred to herein as the “FPEC Closing Amount.”

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article 2
TITLE MATTERS

2.1           Title Review.

(a)                From the date hereof until 5:00 p.m. (MDT) on June 25, 2013 (the “Defect Notice Date”), Buyer and any representative of Buyer shall have the right to examine and inspect all the Records and Samson Records. All such activities shall be conducted by Buyer or its representatives at Buyer’s sole cost, risk and expense.

(b)               Each Seller shall make its Records and Samson shall make the Samson Records available to Buyer at the offices of such Seller during Seller’s normal business hours. Upon Buyer’s request each Seller will use its best efforts to submit to Buyer, at Buyer’s expense, as promptly as practicable, such abstracts, title reports, and certificates of title covering the Joint Assets and/or Samson Assets, as applicable, which are in such Seller’s possession as of the date hereof. Subject to the consent and cooperation of third parties, each Seller will assist Buyer in Buyer’s efforts to obtain, at Buyer’s expense, such additional information from such third parties as Buyer may reasonably request. Buyer may inspect the Records and Samson Records and such additional information only to the extent that it may do so without violating any obligation of confidence or contractual commitment of such Seller to a third party. Sellers shall use commercially reasonable efforts, but at no cost or expense to Sellers, to obtain the necessary consents to allow Buyer’s examination of any confidential information that is material to the transaction contemplated by this Agreement.

(c)                Except for the representations and warranties contained in this Agreement, Sellers make no warranty or representation of any kind as to the Records and Samson Records or any information contained therein. Buyer agrees that any conclusions drawn from the Records and Samson Records shall be the result of its own independent review and judgment.

(d)               Buyer hereby agrees to defend, indemnify and hold harmless each of the third party operators and owners of the Assets and Seller Indemnified Parties from and against any and all Losses arising out of, resulting from or relating to any field visit, on-site inspection, or other due diligence activity conducted by Buyer or any representative of Buyer with respect to the Assets, even if such Losses arise out of or result from, solely or in part, the sole, active, passive, concurrent or comparative negligence, strict liability or other fault or violation of Law of or by any such third party operator or owner or Seller Indemnified Party, excepting only Losses actually resulting on the account of the gross negligence or willful misconduct of such person.

2.2           Defensible Title(a). The term “Defensible Title” means such title of a Seller in and to a Lease that, subject to the Permitted Encumbrances: (i) entitles such Seller to receive not less than the net revenue interest (the “NRI”) in such Lease as specified in Exhibit A-1 or Exhibit A-2, as applicable, proportionately reduced in the event such Seller’s working interest in such Lease is less than 100% or the subject lease covers less than 100% of the mineral estate in the lands covered thereby; (ii) entitles such Seller to a share of the working interest in each Lease as specified in Exhibit A-1 or Exhibit A-2, as applicable, (iii) entitles such Seller to not less than the Net Acres for such Lease as set forth on Exhibit A-1 or Exhibit A-2, as applicable; and (iv) except for the Permitted Encumbrances, is free and clear of liens, taxes, encumbrances, mortgages, claims, lis pendens, production payments, and any other defects, matters or conditions that would cause an impairment in the use and enjoyment of, or loss of interest in, the affected Lease.

2.3           Permitted Encumbrances. The term “Permitted Encumbrances” shall mean:

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(a)                lessors’ royalties, overriding royalties, net profits interests, production payments, reversionary interests and other burdens if the cumulative effect of such burdens does not reduce the NRI, on a Lease-by-Lease basis, below the NRI in such Lease as specified in Exhibit A-1 or Exhibit A-2, as applicable;

(b)               all consents, notices, filings, or other actions by federal, state or local governmental bodies in connection with the conveyance of an Asset that is customarily sought after Closing;

(c)                rights of reassignment upon the surrender or expiration of any Lease;

(d)               easements, rights-of-way, servitudes, permits, surface leases and other rights with respect to surface operations, on, over or in respect of any of the Leases or any restriction on access thereto that do not interfere with the operation of the affected Lease;

(e)                liens for taxes or assessments not yet due or not yet delinquent; and

(f)                such Title Defects as Buyer has waived.

2.4           Title Defect. The term “Title Defect” means, with respect to a Lease, any lien, encumbrance, adverse claim, default, expiration, failure, defect, matter or condition, excluding the Permitted Encumbrances, that alone or in combination, renders the respective Seller’s title to the particular Lease less than Defensible Title.

2.5           Defect Value. The term “Defect Value” means the amount by which the Allocated Value of the applicable Lease is reduced by a Title Defect. The Defect Value shall be determined by the Parties in good faith, or otherwise in accordance with Section 2.9, taking into account all relevant factors, including without limitation, the following:

(a)                If the Title Defect is a lien or encumbrance on a Lease, the Defect Value shall be the cost of removing such lien or encumbrance, not to exceed the Allocated Value of the affected Lease;

(b)               If the Title Defect is an actual reduction in NRI below the NRI in such Lease as specified in Exhibit A-1 or Exhibit A-2, as applicable, the Defect Value shall be (i) the Allocated Value for the affected Lease, proportionately reduced by the ratio of the reduction in the actual NRI in such Lease to the NRI as specified in Exhibit A-1 or Exhibit A-2, as applicable (e.g., if the actual NRI is 78% and the NRI for such Lease as specified Exhibit A-1 or Exhibit A-2, as applicable, is 80% , then the Defect Value would be 2/80ths of the Allocated Value);

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(c)                If the Title Defect is an actual reduction in Net Acres covered by the Lease from the number of Net Acres set forth in Exhibit A-1 or Exhibit A-2, as applicable, for such Lease, the Defect Value shall be an amount equal to such difference in Net Acres multiplied by the Net Acre Price; or

(d)               If the Title Defect is a preferential right to purchase affecting a Lease or a third party’s consent required to assign a Lease, such Lease shall be excluded from the transaction, whereupon the Defect Value shall be 100% of the Allocated Value of such Lease.

2.6           Notice of Title Defects. On or before 5:00 p.m. (MDT) on the Defect Notice Date, as may be extended by the signed mutual agreement of the Parties, Buyer shall deliver to the respective Seller a written notice (a “Title Defect Notice”) describing (a) each Title Defect and the Lease(s) affected thereby, (b) the basis for each Title Defect, (c) Buyer’s good faith estimate of the Defect Value of each Title Defect, and (d) supporting documentation of the Title Defect. The failure of Buyer to notify the respective Seller of a Title Defect in a Title Defect Notice on or before the Defect Notice Date shall be deemed a waiver by Buyer of such Title Defect.

2.7           Seller’s Right to Cure. Each Seller shall have the option, but not the obligation, to attempt to cure any Title Defect, to Buyer’s reasonable satisfaction, on or before 5:00 p.m. (MDT) on the day prior to Closing (“Cure Period”). Prior to the end of the Cure Period, Seller shall provide to Buyer evidence that a Title Defect has been cured. Prior to Closing, Buyer shall notify the respective Seller whether such Title Defect has been cured to the reasonable satisfaction of Buyer.

2.8           Title Defect Remedies. If any Title Defect timely asserted by Buyer pursuant to Section 2.6 is not (a) cured within the Cure Period to Buyer’s reasonable satisfaction, or (b) waived by Buyer on or before Closing (an “Outstanding Title Defect”), the respective Seller shall elect any of the following:

(a)                the Joint Purchase Price or the Samson Purchase Price, as the case may be, shall be adjusted downward by the Defect Value attributable to the Outstanding Title Defect and retain the right to cure the Title Defect after Closing. The respective Seller shall have ninety (90) calendar days after the Closing Date in which to attempt to cure any such Title Defects to Buyer’s reasonable satisfaction. If the respective Seller cures any such Title Defect, then Buyer shall promptly pay Sellers (or the applicable Seller) the Defect Value with respect to the Title Defect that is so cured; provided, however, that the aggregate amount of Defect Values to be paid by Buyer to Sellers on account of Sellers’ curing of Title Defects after Closing shall not exceed the aggregate amount of the reductions in the Joint Purchase Price and/or the Samson Purchase Price, as the case may be, that Buyer received as a result of any Title Defects;

(b)               with the consent of Buyer, convey the Leases or Wells affected by a Title Defect to Buyer at Closing, without adjustment to the Joint Purchase Price or Samson Purchase Price, as the case may be, and in such case, such Seller shall indemnify Buyer against all liability, loss, cost and expense resulting from such Title Defect pursuant to an indemnity agreement in form and substance mutually satisfactory to Seller and Buyer;

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(c)                retain the entirety of the Leases or Wells subject to such Title Defect, together with all associated Assets, in which event the Joint Purchase Price or the Samson Purchase Price, as the case may be, shall be reduced by an amount equal to the Allocated Value of such property and such associated Assets; or

(d)               in the case of Samson, terminate this agreement in accordance with Section 5.4(e).

2.9           Title Dispute Resolution. The affected Parties shall attempt to resolve, through good faith negotiations, all disputes concerning (a) the existence and scope of a Title Defect, (b) the amount of the Defect Value and (c) the adequacy of the respective Seller’s Title Defect curative materials and Buyer’s reasonable satisfaction thereof (the “Title Disputed Matters”). In the event the Parties cannot resolve any Title Disputed Matters on or before Closing, the Lease affected by any unresolved Title Disputed Matter shall be excluded from the transaction and the Joint Purchase Price or the Samson Purchase Price, as the case may be, shall be reduced by 100% of the Allocated Value of such Lease, and any party shall have the right within thirty (30) days after Closing to submit any Title Disputed Matter to arbitration for resolution pursuant to Section 9.9.

2.10       Casualty Loss. If prior to Closing any of the Assets are substantially damaged or destroyed by fire, blow out, casing collapse, or any other casualty (a “Casualty Defect Casualty Defect " ”), Sellers shall notify Buyer promptly after any Seller has Knowledge of the occurrence of such event. Sellers shall have the right, but not the obligation, to cure any such Casualty Defect by repairing such damage or, in the case of personal property or fixtures, replacing the Assets affected thereby with equivalent items no later than the Closing Date. If any Casualty Defect exists at Closing, Buyer shall have the right, but not the obligation, to proceed to purchase the Assets affected thereby, and the Joint Purchase Price and/or the Samson Purchase Price, as applicable, shall be reduced by the aggregate reduction in the value of such Assets on account of such Casualty Defects, as determined by the mutual agreement of the parties, or if the parties are unable to agree on such amount prior to Closing, then such dispute shall be submitted to arbitration pursuant to Section 9.9. Notwithstanding anything to the contrary contained herein, Sellers shall be entitled to retain all insurance proceeds and claims against other parties in respect of such Casualty Defect that occurs prior to Closing.

article 3
REPRESENTATIONS AND WARRANTIES

The term “Material Adverse Effect” shall mean any change, development, or effect (individually or in the aggregate) which is, or is reasonably likely to be, materially adverse to the Assets, as a whole, or to any Samson Asset, as the context may require.

3.1           Samson’s Representations and Warranties. With respect to Samson, “Knowledge” shall mean the information actually known by Terence Barr only, or such information of which such person has received written notice, but does not include knowledge or awareness of any other person, or imputed knowledge. Samson makes the following representations and warranties as to (i) its undivided interest in the Joint Assets and (ii) the Samson Assets:

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(a)                Organization and Standing. Samson is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado, and is qualified to do business in the State of Montana.

(b)               Power. Samson has all requisite power and authority to carry on its business as presently conducted. The execution, delivery and performance of this Agreement does not, and the fulfillment of and compliance with the terms and conditions hereof will not, as of the Closing Date, violate, or be in conflict with, any material provision of Samson’s governing documents, or any material provision of any agreement or instrument to which Samson is a party or by which it is bound, or any judgment, decree, order, statute, rule or regulation applicable to Samson.

(c)                Authorization and Enforceability. The execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action on the part of Samson. This Agreement constitutes Samson’s legal, valid and binding obligation, enforceable in accordance with its terms, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and other laws for the protection of creditors, as well as to general principles of equity, regardless whether such enforceability is considered in a proceeding in equity or at law.

(d)               Liability for Brokers’ Fees. Samson has not incurred any liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which Buyer shall have any responsibility whatsoever.

(e)                Lawsuits and Claims. Except as disclosed in Schedule 3.1(e), there are no suits, actions or other proceedings pending against Samson with respect to the Joint Assets and the Samson Assets and there is no proceeding, claim or investigation pending or threatened with respect to the Joint Assets or the Samson Assets that would likely result in a Material Adverse Effect.

(f)                No Bankruptcy. There are no bankruptcy proceedings pending, being contemplated by or threatened against Samson.

(g)               Compliance with Laws. Samson is not in violation of any law, rule, regulation, order, permit, certificate, writ, judgment, stipulation, injunction, decree, determination, award or decision (a “Rule Rule " ”) of any court, government, or governmental agency or instrumentality, or arbitrator binding upon Samson which violation or alleged violation is reasonably likely to have a Material Adverse Effect on: (i) the Leases or their value; or (ii) the ability of Samson to perform under this Agreement. Samson has received no notice from any Governmental Authority that Samson is alleged to be in violation of any Rule binding upon Samson. Further, Samson has all governmental licenses and permits, and has properly made all filings, necessary or appropriate to obtain such licenses and permits and to own and operate the Assets as presently being owned and operated, and such licenses, permits and filings are in full force and effect, and no material violations exist or have been recorded in respect of any such licenses, permits or filings, no proceeding is pending or is threatened that would challenge, revoke or limit any such licenses, permits or filings.

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(h)               Taxes. Samson has paid in full all taxes, assessments, and other charges assessed or imposed on Samson with respect to the Leases by any local, state, tribal, or federal taxing authority, other than income or sales taxes, except those that are not yet past due and payable.

(i)                 Accuracy of the Records. Samson makes no representations regarding the accuracy or completeness of any of the Records or the Samson Records; provided, however, Samson does represent that (i) all of the Records and Samson Records are files, or copies thereof, that Samson has used in the ordinary course of operating and owning the Joint Assets and the Samson Assets, respectively, (ii) Samson has made, or prior to Closing will make, all Records and Samson Records in its possession available to Buyer and (iii) Samson has not intentionally withheld any of the Records or Samson Records from Buyer.

(j)                 Contracts; No Default. Except as set forth in Schedule 3.1(j), Samson is not a party to, or otherwise subject to any obligations under, any agreement related solely to the Assets other than the Leases and the agreements set forth on Exhibits D-1 and D-2 (the “Samson Contracts Samson Contracts " ”). To Samson’s Knowledge, Samson is not in breach or default in any material respect, and Samson has received no notice that it is alleged to be in breach or default in any material respect, under the terms of any Samson Contract, which breach or default has not been cured by Closing, and the Leases are in full force and effect and Samson has made all payments (including any applicable bonus, delay rentals, or similar payments) due thereunder or required to be made by Samson to maintain such Samson Contract in effect. To Samson’s Knowledge, no other party to any Samson Contract is in breach or default with respect to any of its obligations thereunder. There has not occurred any event, fact or circumstance which with the lapse of time or the giving of notice, or both, would constitute a breach or default on behalf of Samson, or to Samson’s Knowledge, with respect to any other party to any Samson Contract. Neither Samson, nor to Samson’s Knowledge, any other party to any Samson Contract has given or threatened to give notice of any action to terminate, cancel or rescind any such agreement or any provision thereof.

(k)               Consents. Except as set forth on Schedule 3.1(k), no consent, authorization, order, or approval of, or filing or registration with, any Governmental Authority is required for the consummation of the transactions contemplated hereby by Samson, except any such consent, authorization, order, or approval that is customarily obtained, or any such filing or registration that is customarily made, after the consummation of the purchase and sale of the oil and gas properties, such as any authorization, consent, or approval of the Bureau of Indian Affairs or Bureau of Land Management with respect to the assignment of any Leases or transfer of operations subject to such Governmental Authority’s jurisdiction. As used in this Agreement, “Governmental Authority” means any national, state, local or tribal government or any subdivision, agency, court, commission, department, board, bureau, regulatory authority or other division or instrumentality thereof.

(l)                 Preferential Rights and Consents. Except as set forth on Schedule 3.1(l), there are no preferential rights to purchase, rights of first refusal, tag-along rights or similar rights affecting any of the Joint Assets or Samson Assets, and no third party’s consent is required to assign any Joint Asset or Samson Asset.

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(m)             AMI/Farmout/JOA/Tax Partnership. Except as set forth on Schedule 3.1(m), none of the Joint Assets or Samson Assets are subject to an area of mutual interest, exploration agreement, participation agreement, farmout, joint operating agreement, tax partnership or similar agreement.

(n)               Non-Competition. Except as set forth on Schedule 3.1(n), there are no non-competition or similar agreements which will be binding upon Buyer after Closing.

(o)               Lease Status/Royalties. To Samson’s Knowledge, except as set forth on Schedule 3.1(o), the Leases are in full force and effect and all obligations under the Leases have been fully performed, including but not limited to, the proper and timely payment of all royalties, shut-in payments or delay rentals. Samson has not received a written notice of any request or demand for payments, adjustments of payments or performance pursuant to obligations under the Leases that is still outstanding.

(p)               Advance Payments. Samson is not obligated by virtue of a prepayment arrangement under any contract for the sale of Hydrocarbons and containing a “take or pay” or similar provision, of a production payment, gas balancing agreement, of an advance payment contract, of a forward sale contract, or of any other arrangement, to deliver Hydrocarbons produced from the Leases at some future time without then or thereafter receiving full payment therefor.

3.2           FPEC’s Representations and Warranties. With respect to FPEC, “Knowledge” shall mean the information actually known by Lynn Becker only, or such information of which such person has received written notice, but does not include knowledge or awareness of any other person, or imputed knowledge. FPEC makes the following representations and warranties as to its undivided interest in the Joint Assets:

(a)                Organization and Standing. FPEC is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and is qualified to do business in the State of Montana.

(b)               Power. FPEC has all requisite power and authority to carry on its business as presently conducted. The execution, delivery and performance of this Agreement does not, and the fulfillment of and compliance with the terms and conditions hereof will not, as of the Closing Date, violate, or be in conflict with, any material provision of FPEC’s governing documents, or any material provision of any agreement or instrument to which FPEC is a party or by which it is bound, or any judgment, decree, order, statute, rule or regulation applicable to FPEC.

(c)                Authorization and Enforceability. The execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized by all requisite limited liability company action on the part of FPEC. This Agreement constitutes FPEC’s legal, valid and binding obligation, enforceable in accordance with its terms, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and other laws for the protection of creditors, as well as to general principles of equity, regardless whether such enforceability is considered in a proceeding in equity or at law.

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(d)               Liability for Brokers’ Fees. FPEC has not incurred any liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which Buyer shall have any responsibility whatsoever.

(e)                Lawsuits and Claims. Except as disclosed in Schedule 3.2(e) there are no actions or suits pending against FPEC with respect to the Joint Assets and there is no proceeding, claim or investigation pending or threatened with respect to the Joint Assets that would likely result in a Material Adverse Effect.

(f)                No Bankruptcy. There are no bankruptcy proceedings pending, being contemplated by or threatened against FPEC.

(g)               Compliance with Laws. FPEC is not in violation of, and FPEC has received no notice that FPEC is alleged to be in violation of, any Rule of any court, government, or governmental agency or instrumentality, or arbitrator binding upon FPEC which violation or alleged violation is reasonably likely to have a Material Adverse Effect on: (i) the Leases or their value; or (ii) the ability of FPEC to perform under this Agreement. FPEC has received no notice from any Governmental Authority that FPEC is alleged to be in violation of any Rule binding upon FPEC. Further, FPEC has all governmental licenses and permits, and has properly made all filings, necessary or appropriate to obtain such licenses and permits and to own and operate the Assets as presently being owned and operated, and such licenses, permits and filings are in full force and effect, and no material violations exist or have been recorded in respect of any such licenses, permits or filings, no proceeding is pending or is threatened that would challenge, revoke or limit any such licenses, permits or filings.

(h)               Taxes. FPEC has paid in full all taxes, assessments, and other charges assessed or imposed on FPEC with respect to the Leases by any local, state, tribal, or federal taxing authority, other than income or sales taxes, except those that are not yet past due and payable.

(i)                 Accuracy of the Records. FPEC makes no representations regarding the accuracy or completeness of any of the Records; provided, however, FPEC does represent that (i) all of the Records are files, or copies thereof, that FPEC has used in the ordinary course of operating and owning the Joint Assets, (ii) FPEC has made, or prior to Closing will make, all Records in its possession available to Buyer and (iii) FPEC has not intentionally withheld any of the Records from Buyer.

(j)                 Contracts; No Default. Except as set forth in Schedule 3.2(j), FPEC is not a party to, or otherwise subject to any obligations under, any agreement related solely to the Assets other than the Leases and the agreements set forth on Exhibit D-1 (the “FPEC Contracts FPEC Contracts " ”). To FPEC’s Knowledge, FPEC is not in breach or default in any material respect, and FPEC has received no notice that it is alleged to be in breach or default in any material respect, under the terms of any FPEC Contract, which breach or default has not been cured by Closing, and the FPEC Contracts are in full force and effect and FPEC has made all payments (including any applicable bonus, delay rentals, or similar payments) due thereunder or required to be made by FPEC to maintain such FPEC Contract in effect. To FPEC’s Knowledge, no other party to any FPEC Contract is in breach or default with respect to any of its obligations thereunder. There has not occurred any event, fact or circumstance which with the lapse of time or the giving of notice, or both, would constitute a breach or default on behalf of FPEC, or to FPEC’s Knowledge, with respect to any other party to any FPEC Contract. Neither FPEC, nor to FPEC’s Knowledge, any other party to any FPEC Contract has given or threatened to give notice of any action to terminate, cancel or rescind any such agreement or any provision thereof.

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(k)               Consents. Except as set forth on Schedule 3.2(k), no consent, authorization, order, or approval of, or filing or registration with, any Governmental Authority is required for the consummation of the transactions contemplated hereby by FPEC, except any such consent, authorization, order, or approval that is customarily obtained, or any such filing or registration that is customarily made, after the consummation of the purchase and sale of the oil and gas properties, such as any authorization, consent, or approval of the Bureau of Indian Affairs or Bureau of Land Management with respect to the assignment of any Leases or transfer of operations subject to such Governmental Authority’s jurisdiction.

(l)                 Preferential Rights and Consents. Except as set forth on Schedule 3.2(l), there are no preferential rights to purchase, rights of first refusal, tag-along rights or similar rights affecting any of the Joint Assets, and no third party’s consent is required to assign any Joint Asset.

(m)             AMI/Farmout/JOA/Tax Partnership. Except as set forth on Schedule 3.2(m), none of the Joint Assets are subject to an area of mutual interest, exploration agreement, participation agreement, farmout, joint operating agreement, tax partnership or similar agreement.

(n)               Non-Competition. Except as set forth on Schedule 3.2(n), there are no non-competition or similar agreements which will be binding upon Buyer after Closing.

(o)               Lease Status/Royalties. To FPEC’s Knowledge, except as set forth on Schedule 3.2(o), the Leases are in full force and effect and all obligations under the Leases have been fully performed, including but not limited to, the proper and timely payment of all royalties, shut-in payments or delay rentals. FPEC has not received a written notice of any request or demand for payments, adjustments of payments or performance pursuant to obligations under the Leases that is still outstanding.

(p)               Advance Payments. Except as set forth on Schedule 3.2(p), FPEC is not obligated by virtue of a prepayment arrangement under any contract for the sale of Hydrocarbons and containing a “take or pay” or similar provision, of a production payment, gas balancing agreement, of an advance payment contract, of a forward sale contract, or of any other arrangement, to deliver Hydrocarbons produced from the Leases at some future time without then or thereafter receiving full payment therefor.

3.3           Buyer’s Representations and Warranties. Buyer makes the following representations and warranties:

(a)                Organization and Standing. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of Montana.

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(b)               Power. Buyer has all requisite power and authority to carry on its business as presently conducted. The execution and delivery of this Agreement does not, and the fulfillment of and compliance with the terms and conditions hereof will not, as of the Closing Date, violate, or be in conflict with, any material provision of Buyer’s governing documents, or any material provision of any agreement or instrument to which Buyer is a party or by which it is bound, or any judgment, decree, order, statute, rule or regulation applicable to Buyer.

(c)                Authorization and Enforceability. This Agreement constitutes Buyer’s legal, valid and binding obligation, enforceable in accordance with its terms, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and other laws for the protection of creditors, as well as to general principles of equity, regardless whether such enforceability is considered in a proceeding in equity or at law.

(d)               Liability for Brokers’ Fees. Buyer has not incurred any liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which Sellers shall have any responsibility whatsoever.

(e)                Buyer’s Evaluation. Buyer is an experienced and knowledgeable investor in the oil and gas business. Buyer has been advised by and has relied solely upon its own expertise in legal, tax and other professional counsel concerning the transaction contemplated by this Agreement, the Assets and the value thereof.

(f)                Securities Laws. Buyer intends to acquire the Assets for Buyer’s own benefit and account, and Buyer is not acquiring the Assets with the intent of resale or distribution such as would be subject to regulation by federal or state securities laws (collectively, the “Securities Laws”), and if Buyer should sell, transfer or otherwise dispose of the Assets or fractional undivided interests therein, Buyer will do so in compliance with all applicable Securities Laws. Buyer has such knowledge and experience in financial and business matters, and in oil and gas investments of the type contemplated by this Agreement, that Buyer is capable of evaluating the merits and risks of this Agreement and its investment in the Assets, and Buyer is not in need of the protection afforded investors by the Securities Laws. In addition, Buyer is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended.

(g)               Qualified to Hold Leases. Buyer is eligible under all applicable laws and regulations to own leases covering the Leases.

(h)               Financial Resources. Buyer has the financial resources available to close the transactions contemplated by this Agreement without financing that is subject to any material contingency.

article 4
PRE-CLOSING OBLIGATIONS

4.1              Encumbrances. From the Effective Date until the Closing Date (the “Interim Period Interim Period " ”), except as otherwise approved by Buyer, neither Seller shall transfer, sell, hypothecate, encumber, or otherwise dispose of any of its Assets.

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4.2           Operation of Business. During the Interim Period, each Seller shall conduct its business with respect to the Assets in the ordinary course as presently conducted. Unless agreed or waived in writing by Buyer, (a) each Seller shall cause the Assets to be maintained in a good and workmanlike manner, (b) each Seller shall obtain Buyer’s prior written consent on all material matters relating to the Assets, including without limitation, any proposed agreement or amendment, modification, rescission or termination of an existing agreement, (c) each Seller shall promptly notify Buyer of any notice or any threatened notice of which such Seller has Knowledge related to any default, potential default, or action to amend, modify, terminate, or rescind any agreement (or provision thereof) related to the Assets, (d) each Seller shall timely pay all costs and expenses, including without limitation, all royalties, rentals, Production Taxes, and operating costs incurred in connection with the Assets, (e) neither Seller shall make any capital expenditure attributable to the Assets that is in excess of (i) $100,000 in any single instance, or (ii) $500,000 in the aggregate, (f) neither Seller shall abandon (whether permanently or temporarily) any well, pipeline, right-of-way, easement, permit, or surface lease included in the Assets, nor release or abandon any portion of the Leases, and (g) neither Seller shall waive, compromise or settle any material right or claim pertaining to the ownership or operation of the Assets.

4.3           Consents and Filings. Promptly after the Effective Date, Sellers and Buyer shall use commercially reasonable efforts to obtain all consents, approvals or authorizations of (and make all required filings or registrations with) all courts, governmental agencies and bodies and other third parties which are necessary or desirable in connection with the consummation of the transactions contemplated hereby.

4.4           Compliance with Laws. Sellers shall comply in all material respects with all laws, statutes, ordinances, rules, and regulations applicable to the Assets, such compliance to include, without limitation, paying or contesting in good faith all taxes, assessments and government charges before they become delinquent.

4.5           Notification Requirements. Each party shall promptly notify the other party in the event that, prior to the Closing, it becomes aware that any representations and warranties made under this Agreement or in the Schedules, or any other certificate delivered pursuant to this Agreement have become untrue or incorrect in any material respect.

article 5
CLOSING

5.1              Closing. The purchase and sale of the Assets shall be closed and consummated (the “Closing”) at the offices of Davis Graham & Stubbs LLP in Denver, Colorado, at 10:00 a.m. (MDT) on July 31, 2013, or on such other date or at such other time agreed upon in writing by Buyer and Sellers (the “Closing Date”).

5.2           Conditions Precedent to Closing.

(a)                Samson’s Conditions. The obligations of Samson at Closing are subject, at the option of Samson, to the satisfaction or waiver at or prior to Closing of the following conditions precedent:

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(i)                 All representations and warranties of Buyer contained in Section 3.3 shall be true and correct in all material respects on and as of the Closing Date, and Buyer shall have performed and satisfied all covenants and agreements required by this Agreement to be performed and satisfied by Buyer at or prior to the Closing in all material respects;

(ii)               Buyer stands ready, willing and able to Close with Samson;

(iii)             No order has been entered by any court or governmental agency having jurisdiction over the Parties or the subject matter of this Agreement that restrains or prohibits the transactions contemplated by this Agreement that remains in effect on the Closing Date; and

(iv)             Samson has not given notice of termination pursuant to Section 5.4.

(b)               FPEC’s Conditions. The obligations of FPEC at Closing are subject, at the option of FPEC, to the satisfaction or waiver at or prior to Closing of the following conditions precedent:

(i)                 All representations and warranties of Buyer contained in Section 3.3 shall be true and correct in all material respects on and as of the Closing Date, and Buyer shall have performed and satisfied all covenants and agreements required by this Agreement to be performed and satisfied by Buyer at or prior to the Closing in all material respects;

(ii)               Buyer stands ready, willing and able to Close with FPEC;

(iii)             No order has been entered by any court or governmental agency having jurisdiction over the Parties or the subject matter of this Agreement that restrains or prohibits the transactions contemplated by this Agreement that remains in effect on the Closing Date; and

(iv)             FPEC has not given notice of termination pursuant to Section 5.4.

(c)                Buyer’s Conditions. The obligations of Buyer at the Closing with respect to each Seller are subject, at the option of Buyer, to the satisfaction or waiver at or prior to Closing of the following conditions precedent:

(i)                 All representations and warranties of such Seller contained in Section 3.1 or Section 3.2, respectively, shall be true and correct in all material respects on and as of the Closing Date, and such Seller shall have performed and satisfied all covenants and agreements required by this Agreement to be performed and satisfied by such Seller at or prior to the Closing in all material respects;

(ii)               Such Seller stands ready, willing and able to Close with Buyer;

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(iii)             Each Seller has delivered to Buyer all of the agreements, certificates and other documents required to be delivered to Buyer pursuant to Section 5.3;

(iv)             With respect to the Assets taken as a whole, since the Effective Date, there shall not have occurred and be continuing a Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect;

(v)               No order has been entered by any court or governmental agency having jurisdiction over such Seller or Buyer or the subject matter of this Agreement that restrains or prohibits the purchase and sale contemplated by this Agreement and that remains in effect at the time of Closing;

(vi)             Buyer has not given notice of termination pursuant to Section 5.4;

(vii)           Buyer shall be satisfied with the results of the Phase One Assessment, as determined in its sole discretion; and

(viii)         FPEC shall have conveyed the Excluded Assets set forth on Exhibit A-3 to the Assiniboine and Sioux Tribes of the Fort Peck Reservation, or their designee, on or prior to Closing.

Notwithstanding anything in this Agreement to the contrary, (i) if Buyer’s conditions set forth in this Section 5.2(c) are satisfied with respect to Samson and not FPEC, Buyer shall be obligated to Close on Samson’s undivided interest in the Joint Assets and the Samson Assets, irrespective of whether Buyer’s conditions set forth in this Section 5.2(c) are satisfied with respect to FPEC, and (ii) notwithstanding the satisfaction of Buyer’s conditions set forth in this Section 5.2(c) with respect to FPEC, Buyer shall not be obligated to Close on FPEC’s undivided interest in the Joint Assets until such time as Buyer’s conditions set forth in this Section 5.2(c) are satisfied with respect to Samson.

5.3           Closing Deliveries. At Closing, the following shall occur:

(a)                Buyer shall deliver to Samson the Samson Closing Amount and to FPEC the FPEC Closing Amount by wire transfer in immediately available funds in accordance with the Settlement Statement and the wire instructions provided by each Seller therein;

(b)               Buyer and Sellers shall execute and acknowledge, and Sellers shall deliver to Buyer, an Assignment and Bill of Sale, substantially in the form of Exhibit C attached hereto (the “Assignment”), in sufficient counterparts to facilitate recording;

(c)                Buyer and Seller shall execute such additional governmental assignment forms as may be necessary to effect the assignment of the Leases to Buyer; and

(d)               each Seller shall execute and deliver to Buyer a certificate of such Seller’s non-foreign status and certifying that Seller is not subject to withholding under Section 1445 of the Internal Revenue Code, as amended.

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5.4           Termination. This Agreement may be terminated prior to Closing, upon written notice to the other Parties, in accordance with the following provisions:

(a)                By mutual consent of Buyer and Samson;

(b)               By Samson if Samson’s conditions set forth in Section 5.2(a) are not satisfied through no fault of Samson, or are not waived by Samson, as of July 31, 2013;

(c)                By FPEC (but only as to its undivided interest in the Joint Assets), if FPEC’s conditions set forth in Section 5.2(b) are not satisfied through no fault of FPEC, or are not waived by FPEC, as of July 31, 2013;

(d)               By Buyer, as to a Seller, if Buyer’s conditions set forth in Section 5.2(c) with respect to such Seller are not satisfied through no fault of Buyer, or are not waived by Buyer, as of July 31, 2013;

(e)                By either Buyer or Samson if the aggregate Defect Value of all Title Defects exceeds $937,500;

(f)                By Buyer if Buyer is not satisfied with the results of the Phase One Assessment;

(g)               By Samson, if Closing has not occurred on or before July 31, 2013, provided, Samson is not in material default under this Agreement and is ready, willing and able to Close on or before July 31, 2013;

(h)               By FPEC (but only as to its undivided interest in the Joint Assets), if Closing has not occurred on or before July 31, 2013, provided, FPEC is not in material default under this Agreement and is ready, willing and able to Close on or before July 31, 2013; or

(i)                 By Buyer, if Closing has not occurred on or before July 31, 2013, provided, Buyer is not in material default under this Agreement and is ready, willing and able to Close on or before July 31, 2013

If Buyer or a Seller terminates this Agreement pursuant to this Section 5.4 and asserts that a breach of this Agreement has occurred, the notice of termination shall include a statement describing the nature of the alleged breach together with supporting documentation.

5.5           Liabilities Upon Termination.

(a)                Buyer’s Default. If Closing does not occur because (i) Buyer wrongly fails to tender performance at Closing in material breach of this Agreement or otherwise materially breaches this Agreement prior to Closing, and if Samson is not in material default under this Agreement and is ready, willing and able to Close with Buyer, (ii) if Samson terminates this Agreement as of a right pursuant to Section 5.4(b) (but only with respect to Sections 5.2(a)(i) or 5.2(a)(ii)), or (iii) if FPEC terminates this Agreement as of a right pursuant to Section 5.4(c) (but only with respect to Sections 5.2(b)(i) or 5.2(b)(ii)), each of Samson and FPEC as its sole and exclusive remedy shall be entitled to retain as liquidated damages and not as a penalty, the Samson Deposit and the FPEC Deposit, respectively, and each of the Sellers and Buyer hereby disclaims, waives and releases any and all claims against the other arising in connection with or related to such termination. The Parties agree that the damages that would be suffered by Sellers as a result of Buyer’s breach would be difficult to estimate and that the liquidated damages described herein represent a reasonable estimation of such damages and do not constitute a penalty. Buyer’s failure to Close shall not be considered wrongful if Buyer’s conditions under Section 5.2(c) are not satisfied through no fault of Buyer and are not waived by Buyer.

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(b)               Samson’s Default. If Closing does not occur because (i) Samson wrongfully fails to tender performance at Closing in material breach of this Agreement or otherwise materially breaches this Agreement prior to Closing, and if Buyer is not in material default under this Agreement and is ready, willing and able to Close with Samson, or (ii) if Buyer terminates this Agreement as to Samson as of a right pursuant to Section 5.4(d) (but only with respect to Sections 5.2(c)(i), 5.2(c)(ii) or 5.2(c)(iii)) (in each case, a “Samson Default Samson Default " ”), Samson shall (i) return the Samson Deposit to Buyer and (ii) pay Buyer as liquidated damages and not as a penalty, TWENTY FIVE THOUSAND DOLLARS ($25,000), and Buyer hereby disclaims, waives and releases any and all claims against the other arising in connection with or related to such termination. Samson and Buyer acknowledge and agree that the actual amount of damages resulting from such a termination would be difficult if not impossible to determine accurately due to the unique nature of this Agreement, the unique nature of the Joint Assets and the Samson Assets, the uncertainties of applicable commodity markets and differences of opinion with respect to such matters, and that the liquidated damages provided for herein are a reasonable estimate by Samson and Buyer of such damages. Buyer hereby disclaims, waives and releases any right Buyer may have to make a claim for specific performance of the purchase and sale of the Samson’s undivided interest in the Joint Assets and the Samson Assets contemplated by this Agreement. Samson’s failure to close shall not be considered wrongful if Samson’s conditions under Section 5.2(a) are not satisfied through no fault of Samson and are not waived by Samson. Notwithstanding anything in this Agreement to the contrary, in no circumstance shall Samson be liable to FPEC if Closing does not occur for any reason.

(c)                FPEC’s Default. (i) (A) If FPEC wrongfully fails to tender performance with respect to its interest in the Joint Assets at Closing in material breach of this Agreement or otherwise materially breaches this Agreement prior to Closing, and if Buyer is not in material default under this Agreement and is ready, willing and able to Close with FPEC, or (B) if Buyer terminates this Agreement with respect to FPEC’s interest in the Joint Assets as of a right pursuant to Section 5.4(d) (but only with respect to Sections 5.2(c)(i), 5.2(c)(ii) or 5.2(c)(iii)), FPEC shall (1) return the FPEC Deposit and (2) pay Buyer as liquidated damages and not as a penalty, TWELVE THOUSAND FIVE HUNDRED DOLLARS ($12,500). (ii) If Closing does not occur with respect to FPEC’s interest in the Joint Assets because of a Samson Default , FPEC shall return the FPEC Deposit. In the event of either (i) or (ii) above, each of FPEC and Buyer hereby disclaims, waives and releases any and all claims against the other arising in connection with or related to such termination. FPEC and Buyer acknowledge and agree that the actual amount of damages resulting from such a termination would be difficult if not impossible to determine accurately due to the unique nature of this Agreement, the unique nature of the Joint Assets, the uncertainties of applicable commodity markets and differences of opinion with respect to such matters, and that the liquidated damages provided for herein are a reasonable estimate by FPEC and Buyer of such damages. Buyer hereby disclaims, waives and releases any right Buyer may have to make a claim for specific performance of the purchase and sale of the FPEC’s undivided interest in the Joint Assets contemplated by this Agreement. FPEC’s failure to close shall not be considered wrongful if FPEC’s conditions under Section 5.2(b) are not satisfied through no fault of FPEC and are not waived by FPEC.

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(d)               Other Termination.

(i)                 If this Agreement is terminated pursuant to Sections 5.4(a), 5.4(g) or 5.4(h) each Party shall release the other Party from any and all liability for termination of this Agreement and, unless otherwise agreed by the parties in a separate written agreement, Samson and FPEC shall be entitled to retain the Samson Deposit and FPEC Deposit, respectively.

(ii)               If this Agreement is terminated pursuant to Section 5.4(e) or 5.4(i) each Party shall release the other Party from any and all liability for termination of this Agreement and the Samson Deposit and FPEC Deposit shall immediately be disbursed to Buyer.

(iii)             If this Agreement is terminated pursuant to Section 5.4(f) and Buyer provides Samson with a written estimate from a recognized environmental remediation firm approved by Samson (which approval will not be unreasonably withheld) (an “Environmental Estimate”) that the cost to remediate the Environmental Conditions (defined below) will exceed $937,500 (an “Overrun Estimate”), each Party shall release the other Party from any and all liability for termination of this Agreement and the Samson Deposit and FPEC Deposit shall immediately be disbursed to Buyer.

(iv)             If this Agreement is terminated pursuant to Section 5.4(f) and Buyer does not provide Samson with an Overrun Estimate, each Party shall release the other Party from any and all liability for termination of this Agreement and Samson and FPEC shall be entitled to retain the Samson Deposit and FPEC Deposit, respectively.

(e)                Consequential Damages. In no event shall any Party be liable to any other Party for consequential or indirect damages resulting from termination of this Agreement under this Section 5.5, including but not limited to, any claim for lost profits, lost income or lost opportunity.

5.6           Environmental Remediation.

(a)                If one or more environmental conditions are identified by the Phase One Assessment (defined below) as requiring remediation to avoid liability to Buyer after the Closing (the “Environmental Conditions”), Buyer may nevertheless elect to Close. In such an event, and if Closing occurs on or before June 30, 2013, Buyer may withhold from the Samson Purchase Price to be delivered at Closing the estimated cost of such remediation, up to a maximum of $937,500, if and to the extent that the costs to cover Buyer’s actual out of pocket costs of such remediation (excluding Buyer’s internal expenses as costs for this purpose) are described in reasonable detail in an Environmental Estimate (the “Remediation Holdback Holdback " ”). If Buyer does retain a Remediation Holdback as permitted by this subsection, then Buyer shall, promptly after the Closing, commence remediation of the Environmental Conditions. If Closing occurs after June 30, 2013, then Buyer shall not be entitled to withhold any funds for remediation of Environmental Conditions.

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(b)               If Closing occurs on or before June 30, 2013, and Buyer elects to Close notwithstanding the disclosure of Environmental Conditions in the Phase One Assessment but wishes to obtain a setoff from the Samson Purchase Price for the costs of remediation in accordance with subsection (a), then Buyer shall commence remediation of the Environmental Conditions no later than thirty (30) days following the Closing and shall, no later than ten (10) days after the beginning of each calendar month thereafter while remediation efforts are continuing, provide Samson with a monthly accounting of all remediation costs and expenses incurred during the immediately preceding month. Upon the earlier to occur of (i) three (3) months after Closing or (ii) thirty (30) days after all remediation activities are completed (the “Remediation Date Date " ”), Buyer shall provide Samson with a final accounting of all remediation costs and expenses paid by Buyer in connection therewith (the “Final Remediation Cost”).

(c)                If the Final Remediation Cost is less than the Remediation Holdback, Buyer shall immediately pay the difference to Samson by wire or other electronic funds transfer. If the Final Remediation Cost is greater than the Remediation Holdback but not more than $937,500, Samson shall pay the difference between the Final Remediation Cost and the Remediation Amount (the “Additional Remediation Amount”) to Buyer by wire or other electronic funds transfer. If in such a case the Final Remediation Cost is greater than $937,500, Samson shall pay to Buyer the difference between $937,500 and the Remediation Advance (the “Additional Remediation Amount”). Any dispute regarding the Final Remediation Cost (or the Additional Remediation Amount) shall be submitted to arbitration pursuant to Section 9.9.

(d)               If Closing occurs after June 30, 2013, and Buyer elects to close notwithstanding the existence of Environmental Conditions, Buyer shall be responsible for all costs of remediation of the Environmental Conditions, there shall be no Remediation Holdback, and Samson shall in no event be responsible for any such costs.

article 6
POST-CLOSING OBLIGATIONS

6.1           Post-Closing Obligations. Sellers and Buyer shall have the following post-Closing obligations:

(a)                Receipts. All proceeds, receipts, credits and income attributable to the Assets for all periods subsequent to the Effective Date shall be the sole property of Buyer, and, to the extent received by a Seller after Closing, Seller shall fully disclose, account for and transmit such proceeds to Buyer promptly. All proceeds, receipts, credits and income attributable to the Assets for all periods prior to the Effective Date shall be the sole property of the applicable Seller, and, to the extent received by Buyer after Closing, Buyer shall fully disclose, account for and transmit such proceeds to the applicable Seller promptly.

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(b)               Records. Within sixty (60) days after Closing, Sellers shall deliver to Buyer the originals of the Records at a location designated by Buyer. Any transportation, postage or delivery costs from Sellers’ offices shall be at Buyer’s sole cost, risk and expense.

(c)                Further Assurances. Sellers and Buyer agree to execute and deliver from time to time such further instruments and do such other acts as may be reasonably requested and necessary to effectuate the purposes of this Agreement.

(d)               Liabilities and Obligations(a)                                        .

(i)                 Buyer’s Assumption of Liabilities and Obligations: June 30, 2013 Closing. If Closing occurs on or before June 30, 2013, upon Closing, Buyer shall assume and pay, perform, fulfill and discharge all claims, costs, expenses, liabilities and obligations accruing or relating to the ownership or operation of (A) the Joint Assets (including those arising under environmental laws) arising after the Effective Date, and (B) the Samson Assets (including those arising under environmental laws) whether arising before or after the Effective Date, including those arising from ownership, development, and exploration of the Samson Assets or the producing, transporting and marketing of Hydrocarbons from the Samson Assets, relating to periods before or after the Effective Date, the obligation to plug and abandon all wells located on the Samson Lands, including the Wells, and reclaim all well sites located on the Samson Lands regardless of when the obligations arose, all liability for royalty and overriding royalty payments and taxes, and all payments made (or to be made) with respect to the preparation, submission and filing of all regulatory filings related to the ownership and operation of the Samson Assets.

(ii)               Buyer’s Assumption of Liabilities and Obligations: Post-June 30, 2013 Closing. If Closing occurs after June 30, 2013, upon Closing, Buyer shall assume and pay, perform, fulfill and discharge all claims, costs, expenses, liabilities and obligations accruing or relating to the ownership and operation of the Assets (including those arising from environmental laws) whether arising before or after the Effective Date, including those arising from ownership, development, and exploration of the Assets or the producing, transporting and marketing of Hydrocarbons from the Assets, relating to periods before or after the Effective Date, the obligation to plug and abandon all wells located on the Lands, including the Wells, and reclaim all well sites located on the Lands regardless of when the obligations arose, all liability for royalty and overriding royalty payments and taxes, and all payments made (or to be made) with respect to the preparation, submission and filing of all regulatory filings related to the ownership and operation of the Assets (the liabilities and obligations assumed by Buyer pursuant to Section 6.1(d)(i) or 6.1(d)(ii), as the case may be, are referred to in this Agreement as the “Assumed Liabilities”).

(iii)             Samson’s Retained Liabilities. If Closing occurs on or before June 30, 2013, Samson shall retain, pay, perform, fulfill and discharge all claims, costs, expenses, liabilities and obligations relating to the ownership or operation of the Joint Assets (including those arising under environmental laws) arising before the Effective Date (the “Retained Liabilities”). For the avoidance of doubt, if Closing occurs after June 30, 2013, neither Seller shall retain any liability or obligation with respect to the Assets, and pursuant to Section 6.1(d)(ii), Buyer shall assume all such liabilities and obligations.

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article 7
TAX MATTERS

7.1           Definitions. Whenever used in this Agreement, the following terms shall have the meanings set forth in this Article 7:

(a)                “Code” shall mean the Internal Revenue Code of 1986, as amended.

(b)               “Production Taxes” shall mean all ad valorem, property, production, excise, net proceeds, severance, windfall profit and all other taxes and similar obligations assessed against the Assets or based upon or measured by the ownership of the Assets or the production of Hydrocarbons or the receipt of proceeds therefrom, other than income taxes.

7.2           Production Tax Liability. Subject to the treatment of ad valorem taxes provided below, all Production Taxes shall be prorated between Buyer and applicable Seller as of the Effective Date for all taxable periods that include the Effective Date. The Parties acknowledge that ad valorem taxes assessed against the Assets are measured by the value of the preceding year’s production. Ad valorem taxes shall be the responsibility of the party who owned the Asset when the production that is the basis for the tax assessment occurred. Each Party shall timely pay all ad valorem taxes for which it has liability under this Section and shall furnish to the other party evidence of such payment.

7.3           Tax Notices, Statements and Returns. For tax periods in which the Effective Date occurs, Sellers agree to immediately forward to Buyer copies of any tax notice or statement received by Sellers after Closing and provide Buyer with any information Sellers have that is necessary for Buyer to file any required tax reports and returns related to the Assets. Buyer agrees to file all tax returns and reports applicable to the Assets that Buyer is required to file after the Closing and, subject to the provisions of Section 7.2, to pay all required Production Taxes payable with respect to the Assets.

7.4           Tax Allocation. Sellers and Buyer shall use their best efforts to agree on an allocation for purposes of Form 8594 within thirty (30) days after Closing. Buyer and Sellers will file all tax returns (including amended returns and claims for refund) and information reports in a manner consistent with the allocation determined pursuant to this Section.

article 8
DISCLAIMERS

8.1           Disclaimer; Title; Condition and Fitness of the Assets. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF SELLERS SET FORTH IN ARTICLE 3 OF THIS AGREEMENT (AS MODIFIED BY THE SCHEDULES HERETO AS SUPPLEMENTED OR AMENDED) OR ANY REPRESENTATIONS AND WARRANTIES IN THE ASSIGNMENT DELIVERED PURSUANT HERETO, SELLERS WILL CONVEY TO BUYER THE ASSETS WITHOUT ANY EXPRESS, STATUTORY, OR IMPLIED WARRANTY OR REPRESENTATION OF ANY KIND, INCLUDING WITHOUT LIMITATION WARRANTIES RELATING TO (i) TITLE, (ii) THE CONDITION OF THE ASSETS, (iii) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY OF THE ASSETS, (iv) ANY IMPLIED OR EXPRESS WARRANTY OF THE FITNESS OF THE ASSETS FOR A PARTICULAR PURPOSE, (v) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, (vi) ANY RIGHTS OF BUYER UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF THE ADJUSTED PURCHASE PRICE, (vii) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM VICES OR DEFECTS, WHETHER KNOWN OR UNKNOWN, (viii) ANY IMPLIED WARRANTY OF FREEDOM FROM PATENT OR TRADEMARK INFRINGEMENT, (ix) ANY AND ALL IMPLIED WARRANTIES EXISTING UNDER APPLICABLE LAW NOW OR HEREAFTER IN EFFECT, (x) ANY IMPLIED OR EXPRESS WARRANTY REGARDING ANY ENVIRONMENTAL LAWS, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT, OR PROTECTION OF THE ENVIRONMENT OR HEALTH, AND (xi) ANY RIGHTS OF BUYER UNDER STATUTES TO CLAIM DIMINUTION OF VALUE. EXCEPT AS SET FORTH IN THIS AGREEMENT OR IN THE ASSIGNMENT, BUYER WILL ACCEPT THE ASSETS “AS IS,” “WHERE IS,” AND “WITH ALL FAULTS” AND IN ITS PRESENT CONDITION AND STATE OF REPAIR. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SELLER MAKES NO REPRESENTATION OR WARRANTY AS TO (a) THE AMOUNT, VALUE, QUALITY, QUANTITY, VOLUME, OR DELIVERABILITY OF ANY OIL, GAS, OR OTHER MINERALS OR RESERVES (IF ANY) IN, UNDER, OR ATTRIBUTABLE TO THE ASSETS, (b) THE PHYSICAL, OPERATING, REGULATORY COMPLIANCE, SAFETY, OR ENVIRONMENTAL CONDITION OF THE ASSETS, OR (c) THE GEOLOGICAL OR ENGINEERING CONDITION OF THE ASSETS OR ANY VALUE THEREOF.

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8.2           Information About the Assets. Except as expressly set forth in this Agreement, each Party disclaims all liability and responsibility for any representation, warranty, statement, or communication (oral or written) to any other Party (including any information contained in any opinion, information, or advice that may have been provided to any such Party by any employee, officer, director, agent, consultant, engineer, or engineering firm, trustee, representative, partner, member, beneficiary, stockholder, or contractor of such disclaiming Party or its affiliates) wherever and however made, including those made in any data room and any supplements or amendments thereto or during any negotiations with respect to this Agreement. EXCEPT AS SET FORTH IN THIS AGREEMENT OR IN THE ASSIGNMENT, SELLERS MAKE NO WARRANTY OR REPRESENTATION, EXPRESS, STATUTORY, OR IMPLIED, AS TO (i) THE ACCURACY, COMPLETENESS, OR MATERIALITY OF ANY DATA, INFORMATION, OR RECORDS FURNISHED TO BUYER IN CONNECTION WITH THE ASSETS, (ii) THE PRESENCE, QUALITY, AND QUANTITY OF HYDROCARBON RESERVES (IF ANY) ATTRIBUTABLE TO THE ASSETS, (iii) THE ABILITY OF THE ASSETS TO PRODUCE HYDROCARBONS, (iv) THE PRESENT OR FUTURE VALUE OF THE ANTICIPATED INCOME, COSTS, OR PROFITS, IF ANY, TO BE DERIVED FROM THE ASSETS, OR (v) THE ENVIRONMENTAL CONDITION OF THE ASSETS.

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article 9
MISCELLANEOUS

9.1           Exhibits and Schedules. The Exhibits and Schedules to this Agreement are hereby incorporated in this Agreement by reference and constitute a part of this Agreement.

9.2           Expenses. Except as otherwise specifically provided, all fees, costs and expenses incurred by Buyer or Seller in negotiating this Agreement or in consummating the transactions contemplated by this Agreement shall be paid by the Party incurring the same, including, without limitation, engineering, land, title, legal and accounting fees, costs and expenses.

9.3           Notices. All notices and communications required or permitted under this Agreement shall be in writing and addressed as set forth below. Any communication or delivery hereunder shall be deemed to have been duly made and the receiving Party charged with notice (a) if personally delivered, when received, (b) if sent by facsimile transmission, when received, (c) if mailed, five business days after mailing, certified mail, return receipt requested, or (d) if sent by overnight courier, one day after sending. All notices shall be addressed as follows:

If to Samson:

Samson Oil and Gas USA Montana, Inc.

1331 17th Street, Suite 710

Denver, CO 80202

Attn: Terry Barr

Telephone: (303) 296-3994

Fax: (303) 295-1961

Email: terry.barr@samsonoilandgas.com

With copy to:

Davis Graham & Stubbs LLP

1550 17th Street, Suite 500

Denver, CO 80202

Attn: Lamont Larsen

Telephone: (303) 892-7473

Fax: (303) 893-1379

Email: lamont.larsen@dgslaw.com

If to FPEC:

Fort Peck Energy Company, LLC

104 Highland Drive

Wolf Point, MT 59201

Attn: Mr. Lynn Becker

-or-

Fort Peck Energy Company, LLC

P.O. Box 97

Poplar, MT 59255

Attn: Mr. Lynn Becker

Telephone: (406) 653-3097

Email: Becker@NARPLLC.com

With Copy to:

Vinson & Elkins LLP

1001 Fannin Street, Suite 2500

Houston, TX 77002

Attn: Mr. Shay Kuperman

Telephone: (713) 758-4762

Fax: (713) 615-5106

Email: skuperman@velaw.com

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If to Buyer:

Taurus Energy, LLC

5177 Richmond Ave., Suite 1220

Houston, TX 77056

Attn: Jose Gonzalez

Telephone: (713) 333-3005

Fax: (713) 333-3006

Email: jose@us-sand.com

With copy to:

Sutherland Asbill & Brennan LLP

1001 Fannin Street, Suite 3700

Houston, Texas 77002

Attn: Ram Sunkara

Telephone: (713) 470-6103

Fax: (713) 654-1301

Email : ram.sunkara@sutherland.com

Any Party may, by written notice so delivered to the other Parties, change the address or individual to which delivery shall thereafter be made.

9.4           Amendments. Except for waivers specifically provided for in this Agreement, this Agreement may not be amended nor any rights hereunder waived except by an instrument in writing signed by the Party to be charged with such amendment or waiver and delivered by such Party to the Party claiming the benefit of such amendment or waiver.

9.5           Headings. The headings of the Articles and Sections of this Agreement are for guidance and convenience of reference only and shall not limit or otherwise affect any of the terms or provisions of this Agreement.

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9.6           Counterparts/Fax Signatures. This Agreement may be executed by Buyer and Sellers in any number of counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute but one and the same instrument. Signatures exchanged by fax or .pdf signatures shall be considered binding.

9.7           References. References made in this Agreement, including use of a pronoun, shall be deemed to include where applicable, masculine, feminine, singular or plural, individuals or entities. As used in this Agreement, “person” shall mean any natural person, corporation, partnership, trust, limited liability company, court, agency, government, board, commission, estate or other entity or authority. The words “include,” “includes,” and “including” do not limit the preceding terms or words and shall be deemed to be followed by “without limitation.”

9.8           Governing Law; Waiver of Jury Trial. This Agreement and the transactions contemplated hereby shall be construed in accordance with, and governed by, the laws of the State of Texas, without regard to its conflicts of laws rules; provided, however, the laws of the State where the subject leases are located shall control the Assignment with respect to conveyance matters and other real property matters necessarily subject to the laws of the State where the subject leases are located. EACH OF THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT AND ANY AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONJUNCTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES ENTERING INTO THIS AGREEMENT.

9.9           Arbitration. Except as otherwise indicated herein, any claim, controversy or dispute arising out of, relating to, or in connection with the Agreement or the agreements and transactions contemplated hereby, by Buyer or Seller, including the interpretation, validity, termination or breach thereof, shall be resolved solely through binding arbitration in accordance with the dispute resolution procedures set forth in this Section 9.9. The Parties covenant that they shall not resort to court remedies except as provided for in this Section 9.9, or for preliminary relief in aid of arbitration. Except as otherwise provided in this Agreement, the following provisions shall apply to any arbitrations conducted pursuant to this Agreement:

(a)                Within ten (10) days after written demand by either Party for arbitration, Sellers and Buyer shall each appoint one arbitrator. The two arbitrators so appointed shall then appoint a third arbitrator. If either Party shall fail to appoint an arbitrator within the time stated, or if the two arbitrators so appointed fail within ten (10) days after the appointment of the second of them to agree on a third arbitrator, the arbitrator or arbitrators necessary to complete a panel of three (3) arbitrators shall be appointed pursuant to the commercial arbitration rules specified by the AAA. All arbitrators must be neutral disinterested parties who have never been officers, directors or employees or attorneys of the parties or any of their affiliates, must have not less than ten (10) years’ experience in the oil and gas industry, and must have a formal financial/accounting, petroleum engineering, land or legal education.

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(b)               The arbitration proceeding shall be governed by Texas law and shall be conducted in accordance with the Commercial Arbitration Rules of the AAA with discovery to be conducted in accordance with the Federal Rules of Civil Procedure, and with any disputes over the scope of discovery to be determined by the arbitrators.

(c)                The arbitration proceeding shall be held in Denver, Colorado and a hearing shall be held no later than sixty (60) days after submission of the matter to arbitration, and a written decision shall be rendered by the arbitrators within thirty (30) days of the hearing.

(d)               At the hearing, the Parties shall present such evidence and witnesses as they may choose, with or without counsel. Adherence to formal rules of evidence shall not be required but the arbitration panel shall consider any evidence and testimony that it determines to be relevant, in accordance with procedures that it determines to be appropriate.

(e)                Any award entered in the arbitration shall be made by a written opinion stating the reasons and basis for the award made and may include an award of reasonable costs and attorney’s fees if the arbitrator panel so determines.

(f)                The costs incurred in employing the arbitrators, including the arbitrators’ retention of any independent qualified experts, shall be borne 50% by the Sellers and 50% by Buyer.

(g)               The arbitrator’s award may be filed in any court of competent jurisdiction and may be enforced by any Party as a final judgment of such court.

9.10       Confidentiality. Buyer shall keep any data or information acquired by Buyer in the course of its due diligence examination (including, without limitation, information acquired pursuant to its review of the Records and Samson Records) and any reports or results generated from such due diligence examination (the “Due Diligence Materials”) strictly confidential and shall not disclose any of such data, information or results to any governmental authority or other third party unless required by law or regulation and then only after written notice to Sellers of the determination of the need for disclosure. If Buyer becomes legally compelled to disclose any of the Due Diligence Materials, Buyer shall use all commercially reasonable efforts to provide Sellers with notice sufficiently prior to any such disclosure so as to allow Sellers, at Sellers’ expense, to file any protective order, or seek any other remedy, as it deems appropriate under the circumstances. Buyer shall use the Due Diligence Materials only in connection with the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Closing, Buyer shall, upon Sellers’ request, deliver the Due Diligence Materials to Sellers, which Due Diligence Materials shall become the sole property of Sellers.

9.11       Entire Agreement. This Agreement constitutes the entire understanding among the Parties with respect to the subject matter hereof, superseding all negotiations, prior discussions and prior agreements and understandings relating to such subject matter.

9.12       Indemnification.

(a)                Samson’s Indemnification of Buyer. Samson assumes all risk, liability, obligation and Losses in connection with, and Samson shall defend, indemnify, save and hold harmless Buyer, and its affiliates, shareholders, principals, members, partners, investors, representatives, agents, successors, and assigns (the “Buyer Indemnified Parties”), from and against all Losses which arise directly or indirectly from or in connection with:

(i)                 any breach by Samson of any of Samson’s representations, warranties or covenants hereunder;

(ii)               the Retained Liabilities; or

(iii)             Samson’s interest in the Excluded Assets.

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(b)               FPEC’s Indemnification of Buyer. FPEC assumes all risk, liability, obligation and Losses in connection with, and FPEC shall defend, indemnify, save and hold harmless the Buyer Indemnified Parties from and against all Losses which arise directly or indirectly from or in connection with:

(i)                 any breach by FPEC of any of FPEC’s representations, warranties or covenants hereunder; or

(ii)               FPEC’s interest in the Excluded Assets.

(c)                Buyer’s Indemnification of Sellers. Buyer assumes all risk, liability, obligation and Losses in connection with, and shall defend, indemnify, and save and hold harmless Sellers, and each of their respective affiliates, shareholders, principals, members, partners, investors, representatives, agents, successors, and assigns (collectively, the “Seller Indemnified Parties”), from and against all Losses which arise directly or indirectly from or in connection with:

(i)                 the Assumed Liabilities;

(ii)               any breach by Buyer of any of Buyer’s representations, warranties or covenants hereunder; and

(iii)             Buyer and/or Buyer’s representative conducting a Phase One Assessment (as defined below).

(d)               Losses. “Losses” shall mean any actual losses, costs, expenses (including court costs, reasonable fees and expenses of attorneys, technical experts and expert witnesses and the cost of discovery and investigation), liabilities, damages, demands, suits, claims, and sanctions of every kind and character (including civil fines) arising from, related to or reasonably incident to matters indemnified against; excluding however, any special, consequential, punitive or exemplary damages, including without limitation, damages for diminution of value of an Asset, loss of profits incurred by a Party hereto or Losses incurred as a result of the indemnified Party indemnifying a third party.

(e)                No Insurance; Subrogation. The indemnifications provided herein shall not be construed as a form of insurance. Each Party hereby waives for itself, its successors or assigns, including, without limitation, any insurers, any rights to subrogation for Losses for which each Party is respectively liable or against which each Party indemnifies another Party.

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(f)                Liability Limitations.

(i)                 Notwithstanding anything to the contrary set forth herein, the Buyer Indemnified Parties shall not assert a claim against either Seller for indemnification under Section 9.12(a) or (b) unless (i) the amount exceeds $50,000 with respect to any individual Loss and (ii) with respect to total Buyer Losses in excess of such amount, the aggregate amount of such Buyer Losses exceeds, in aggregate, $500,000 (the “Buyer Basket”) and then the recoverable Losses shall be limited to those that exceed the Buyer Basket.

(ii)               The aggregate liability of Samson to the Buyer Indemnified Parties in connection with breaches of representations, warranties, covenants and agreements of Samson contained in this Agreement shall in no event exceed 25% of the portion of the Joint Purchase Price paid to Samson plus 25% of the Samson Purchase Price. The aggregate liability of FPEC to any Buyer Indemnified Parties in connection with breaches of representations, warranties, covenants and agreements of FPEC contained in this Agreement shall in no event exceed 25% of the portion of the Joint Purchase Price paid to FPEC. The Buyer Indemnified Parties shall not be entitled to seek indemnity exceeding such amounts under this Agreement or otherwise, and the Buyer Indemnified Parties shall have no recourse against Sellers after such threshold is met.

(iii)             From and after the Closing, the remedies set forth in this Section 9.12 shall provide the sole and exclusive remedies arising out of, in connection with, relating to or arising under this Agreement and any other document, agreement, certificate or other instrument delivered pursuant hereto or in connection with the transactions contemplated hereby, whether based on contract, tort, strict liability, other laws or otherwise, including any breach or alleged breach of any representation, warranty, covenant or agreement made herein or any other document contemplated herein or delivered pursuant hereto. The Parties acknowledge and agree that from and after the Closing the remedies available in this Section 9.12 supersede (and each Party waives and releases) any other remedies available at law or in equity including rights of rescission, rights of contribution and Losses arising under applicable statutes.

(iv)             The indemnities set forth in this Section 9.12 shall be enforceable against the Parties in accordance with the express terms and scope thereof notwithstanding any express negligence rule or any similar directive that would prohibit or otherwise limit indemnities because of the simple or gross negligence (whether sole, concurrent, active or passive) or other fault or strict liability of any indemnitee.

9.13       Binding Effect. This Agreement shall be binding upon, and shall inure to the benefit of, the Parties hereto, and their respective successors and assigns.

9.14       No Third-Party Beneficiaries. This Agreement is intended only to benefit the Parties hereto and their respective permitted successors and assigns.

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9.15       Survival. All representations and warranties in this Agreement shall survive for a period of eighteen (18) months following the Closing Date.

9.16       Waiver. The waiver or failure of any Party to enforce any provision of this Agreement shall not be construed or operate as a waiver of any further breach of such provision or of any other provision of this Agreement.

9.17       Limitation on Damages. The Parties hereto expressly waive any and all rights to consequential, special, incidental, punitive or exemplary damages, or loss of profits resulting from any breach of this Agreement.

9.18       Severability. It is the intent of the Parties that the provisions contained in this Agreement shall be severable. Should any provisions, in whole or in part, be held invalid as a matter of law, such holding shall not affect the other portions of this Agreement, and such portions that are not invalid shall be given effect without the invalid portion.

9.19       Announcements. Except as and to the extent required by law, neither Buyer nor Sellers will make any press release or announcement with respect to this Agreement or the transactions contemplated hereby without the prior consent of the other Party, such consent not to be unreasonably withheld or delayed; provided, however, if a Party is required to make such a public announcement or statement by law or under the rules and regulations of the New York Stock Exchange (or other public stock exchange of similar reputation and standing) on which the shares of such Party or any of its affiliates are listed, then the same may be made without the approval of the other Party. The opinion of counsel of the Party making such announcement or statement shall be conclusive evidence of such requirement by law or rules or regulations.

9.20       Transfer Taxes and Recording Fees. Buyer shall pay all sales, transfer, use or similar taxes, if any, occasioned by the sale or transfer of the Leases and all documentary, transfer, filing, licensing, and recording fees required in connection with the processing, filing, licensing or recording of any assignments, titles or bills of sale.

9.21       Relationship of the Parties. This Agreement shall not be deemed or construed to create an agency relationship between the Parties. This Agreement is not intended to create, and shall not be construed to create, a joint venture, tax or other partnership or association or to render the Parties liable as partners. However, if for federal income tax purposes, this Agreement and the operations conducted by the Parties pursuant hereto are regarded as having created a partnership, each Party thereby affected elects to be excluded from the application of all of the provisions of Subchapter “K,” Chapter 1, Subtitle “A,” of the Code as permitted and authorized by Section 761 of the Code and the regulations promulgated thereunder. Should there be any law that each Party thereby affected give further evidence of this election, each such Party shall execute such documents and furnish such other evidence as may be required by the Internal Revenue Service or as may be necessary to evidence this election. No Party shall give any notice or take any other action inconsistent with the election made hereby.

9.22       Further Assurances. From time to time after Closing, Sellers and Buyer shall each execute, acknowledge and deliver to the other such further instruments and take such other action as may be reasonably requested in order to accomplish more effectively the purposes of the transactions contemplated by this Agreement.

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9.23       Samson Parent Guaranty. Samson Parent is a party to this Agreement solely for the purpose of this Section 9.23, as a guarantor on behalf of Samson (its direct wholly-owned subsidiary). Samson Parent fully, irrevocably and unconditionally guarantees to Buyer the full, complete and timely compliance with and performance of all agreements, covenants and obligations of Samson under this Agreement (the "Samson Obligations") (collectively, the "Samson Parent Guaranty"). The Samson Obligations shall include Samson's obligation to satisfy all indemnification and other payment obligations of Samson arising in connection with this Agreement when and to the extent that any of the same shall become due and payable or performance of or compliance with any of the same shall be required. The Samson Parent Guaranty constitutes an irrevocable and continuing guarantee of payment and performance and Samson Parent shall be liable for any breach of any of the Samson Obligations. The Samson Parent Guaranty shall remain in full force and effect and shall be binding on Samson Parent and its successors and assigns until all of the Samson Obligations have been satisfied in full (which, for the avoidance of doubt, shall not be deemed to have occurred until the date following the date on which all indemnification obligations of Samson under this Agreement expire).

9.24       Seller Liability. The obligations and liabilities of each Seller under this Agreement shall be several as to each Seller, and not joint and several.

9.25       Environmental Review. Sellers hereby consent to Buyer conducting, prior to Closing, at Buyer's sole risk and expense, an ASTM Phase One Environmental Assessment (a "Phase One Assessment") of the Assets. The Phase One Assessment shall not include sampling activities or other environmental testing. Samson shall have the right to be present during any Phase One Assessment of the Assets. Buyer shall promptly provide Sellers with copies of all reports (whether in draft or final form), test results, and other documentation and data prepared or compiled by Buyer and/or any of Buyer's representatives and which contain information collected or generated from the Phase One Assessment conducted with respect to such Assets. Sellers shall not be deemed by their receipt of said documents or otherwise to have made any representation or warranty, expressed, implied or statutory, as to the condition to the Assets or to the accuracy of said documents or the information contained therein, and Buyer's sole remedy with respect to the results of the Phase One Assessment and the condition of the Assets is set forth Section 5.4(f) and 5.6 hereof. Upon completion of Buyer's Phase One Assessment, Buyer shall at its sole cost and expense repair any damage done to the Assets in connection with Buyer's due diligence in accordance with recognized industry standards.

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IN WITNESS WHEREOF the Parties have executed this Agreement as of the Execution Date.

SAMSON:

SAMSON OIL AND GAS USA MONTANA, INC., a Colorado corporation

By:/s/ Terence Barr_________________________
Name: Terence Barr
Title: President and Chief Executive Office

SAMSON PARENT:

SAMSON OIL AND GAS USA, INC., a Colorado corporation

By: /s/ Terence Barr________________________
Name: Terence Barr
Title: President and Chief Executive Office

FPEC:

FORT PECK ENERGY COMPANY, LLC, a Delaware limited liability company

By: Native American Resource Partners, LLC, as Manager

By: /s/ Lynn D. Becker ______________________
Name: Lynn D. Becker
Title: Vice President

BUYER:

TAURUS ENERGY, LLC, a Montana limited liability company

By: /s/ Jose Gonzalez _______________________
Name: Jose Gonzalez
Title: Managing Member